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                                                                  Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 to Form S-3 Registration Statement and related Prospectus of F.N.B. Corporation for the registration of its common stock relating to F.N.B. Corporation's Dividend Reinvestment and Direct Stock Purchase Plan and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements of F.N.B. Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

November 10, 2004

Pittsburgh, Pennsylvania